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                                 Exhibit 99.1

   BOSTON LIFE SCIENCES, INC. TO COMMENCE TRADING ON NASDAQ NATIONAL MARKET

May 9, 2000--Boston, MA--Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that trading of the Company's stock will move from the Nasdaq SmallCap Market to the Nasdaq National Market effective with the market's opening on Wednesday, May
10.  The stock will continue to trade under the symbol BLSI.

"Our ability to meet the strict listing requirements of the Nasdaq National Market is a positive reflection of the Company's solid financial position and increased market valuation. It is widely acknowledged that companies listed on the National Market receive greater coverage and visibility in the financial press and the investment community. Many institutional investors who have recognized the value of our maturing technology portfolio have been previously unable to take a position in BLSI stock. We believe that a National Market listing will result in increased institutional ownership and greater market recognition of BLSI, " commented David Hillson, President and CEO of BLSI.

BLSI is developing novel diagnostics and therapeutics for Parkinson's Disease
(PD) and Attention Deficit Hyperactivity Disorder (ADHD) as well as treatments for cancer, autoimmune disease, and central nervous system disorders. BLSI's products in development include: Altropane, a radioimaging agent for the diagnosis of PD and ADHD; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; AF-1 and Inosine, nerve growth factors for the treatment of acute and chronic CNS disorders; fusion toxins for the treatment of cancer and multiple sclerosis; novel therapies for the treatment of PD and ADHD; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as the expected timing and results of clinical trials, discussions with regulatory agencies, schedules of IND, NDA and all other regulatory submissions, the timing of product introductions, the possible approval of products, and the market size and possible advantages of the Company's products. All such forward-looking statements involve substantial risks and uncertainties, and actual results may vary materially from these statements. Factors that may affect future results include: the availability and adequacy of financial resources, the ability to obtain intellectual property protection, delays in the regulatory or development processes, results of scientific data from clinical trials, the outcome of discussions with potential partners, regulatory decisions, market acceptance of the Company's products, and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K.

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For further information, please contact:

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Investors                                                 Corporate                     Media
Maria Zapf                      Brandon Lewis             Boston Life Sciences, Inc.    Jim Weinrebe
Boston Life Sciences, Inc.      The Trout Group           Marc Lanser, MD               Schwartz Communications
617.425.0200, ext.17            212.477.9007, ext. 15     Chief Scientific Officer      781.684.0770
www.bostonlifesciences.com      www.troutgroup.com        617.425.0200                  www.schwartz-pr.com
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